Exhibit 99.1
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
     The following unaudited pro forma combined balance sheet and statements of operations are presented to give effect to the acquisition of C-COR Incorporated (“C-COR”) by ARRIS Group, Inc. (“ARRIS”). The pro forma information was prepared based on the historical financial statements and related notes of ARRIS and C-COR after giving effect to ARRIS’ acquisition of C-COR using the purchase method of accounting. The unaudited pro forma combined balance sheet is presented as if the transaction occurred on September 30, 2007. The unaudited pro forma combined statements of operations combine the results of operations of ARRIS and C-COR for the calendar year ended December 31, 2006 and the nine months ended September 30, 2007 and are presented as if the transaction had taken place on January 1, 2006.
       ARRIS and C-COR have different fiscal year ends. The unaudited pro forma combined balance sheet combines ARRIS’ and C-COR’s historical consolidated balance sheets as of September 30, 2007 and September 28, 2007, respectively. The unaudited pro forma combined statement of operations for the year ended December 31, 2006 combines ARRIS’ and C-COR’s historical consolidated statement of operations for the trailing four quarters. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2007 combines ARRIS’ and C-COR’s historical consolidated statement of operations for the trailing three quarters. Certain reclassification adjustments have been made in the presentation of C-COR’s historical amounts to conform to ARRIS’ presentation.
       The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved had ARRIS and C-COR been a combined company during the respective periods presented. These unaudited pro forma combined financial statements should be read in conjunction with ARRIS’ historical consolidated financial statements and related notes included in its Form 10-K for the fiscal year ended December 31, 2006, filed on March 1, 2007 and in its Form 10-Q for the nine months ended September 30, 2007, filed on November 2, 2007, as well as C-COR’s historical consolidated financial statements and related notes included in its Form 10-K for the fiscal year ended June 29, 2007, filed on September 12, 2007, as amended on October 11, 2007, and in its Form 10-Q for the 13-week period ended September 28, 2007, filed on November 6, 2007.

ARRIS GROUP, INC.

Unaudited Pro Forma Combined Balance Sheet
At September 30, 2007
(in millions)

	Historical		Pro Forma
	ARRIS	C-COR	Adjustments		Combined

Assets
Current assets:
Cash, cash equivalents and short-term investments	$588.6	$61.0	$(395.7	)(a1)	$253.9
Restricted cash	3.2	4.4	—		7.6
Marketable securities	—	71.5	—		71.5
Accounts receivable (net)	130.2	42.0	—		172.2
Other receivables	5.0	4.4	—		9.4
Inventories (net)	118.2	23.8	3.0	(b)	145.0
Deferred costs	—	9.1	(9.1	)(c)	—
Current deferred income tax assets	19.6	0.2	18.4	(g)	38.2
Prepaids and other current assets	17.3	1.7	—		19.0

Total current assets	882.1	218.1	(383.4)		716.8
Property, plant and equipment (net)	31.3	19.6	6.0	(d)	56.9
Goodwill	150.6	128.6	150.0	(a5),(e)	429.2
Intangibles (net of accumulated amortization)	0.1	1.2	307.8	(a4),(f)	309.1
Investments	8.9	—	—		8.9
Noncurrent deferred income tax assets	16.2	0.5	33.4	(g)	50.1
Other assets	9.0	6.5	(0.3	)(c)	15.2

	$1,098.2	$374.5	$113.5		$1,586.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$35.5	$18.5	$—		$54.0
Accrued compensation, benefits and related taxes	18.9	9.3	—		28.2
Deferred revenue	6.3	28.1	(22.8	)(h)	11.6
Accrued warranty	7.3	5.6	—		12.9
Current deferred income tax liabilities	—	0.2	(0.2	)(g)	—
Other accrued liabilities	20.9	8.7	—		29.6
Current portion of long-term debt	—	0.4	—		0.4

Total current liabilities	88.9	70.8	(23.0)		136.7
Long-term debt, net of current portion	276.0	35.9	—		311.9
Accrued pension	11.8	—	—		11.8
Noncurrent income tax payable	5.3	—	—		5.3
Deferred revenue, net of current portion	—	3.4	(1.5	)(h)	1.9
Noncurrent deferred income tax liabilities	—	5.8	97.2	(g)	103.0
Other long-term liabilities	5.1	6.3	—		11.4

Total liabilities	387.1	122.2	72.7		582.0
Total stockholders’ equity	711.1	252.3	40.8	(a2),(a3),(i),(j)	1,004.2

	$1,098.2	$374.5	$113.5		$1,586.2

ARRIS GROUP, INC.

Unaudited Pro Forma Combined Statement of Operations
For the nine months ended September 30, 2007
(in millions, except per share data)

	Historical		Pro Forma
	ARRIS	C-COR	Adjustments		Combined

Net sales	$742.6	$219.4	$—		$962.0
Cost of sales	532.7	119.8	—		652.5

Gross margin	209.9	99.6	—		309.5
Gross margin%	28.3%	45.4%	—		32.2%
Operating expenses:
Selling, general and administrative expenses	74.4	50.3	0.8	(m)	125.5
Research and development expenses	53.7	25.7	0.8	(m)	80.2
Restructuring and impairment charges	0.4	0.6			1.0
Amortization of intangibles	0.2	2.2	42.1	(k),(l)	44.5

Total operating expenses	128.7	78.8	43.7		251.2
Operating income	81.2	20.8	(43.7)		58.3
Other expense (income):
Interest expense	5.0	1.0	—		6.0
Gain on investments	(4.9)	—	—		(4.9)
Loss (gain) on foreign currency	0.1	(0.2)	—		(0.1)
Interest and investment income	(19.3)	(3.8)	13.4	(o)	(9.7)
Gain related to terminated acquisition, net of expenses	(22.8)	—	—		(22.8)
Other expense (income), net	0.3	(0.4)	—		(0.1)

Income from continuing operations before income taxes	122.8	24.2	(57.1)		89.9
Income tax expense	34.4	1.9	(14.6	)(p),(q)	21.7

Net income from continuing operations	$88.4	$22.3	$(42.5)		$68.2

Income from continuing operations per common share:
Basic	$0.81				$0.51

Diluted	$0.79				$0.49

Weighted average common shares:
Basic	109.4				134.4

Diluted	111.6				141.4

ARRIS GROUP, INC.

Unaudited Pro Forma Combined Statement of Operations
For the year ended December 31, 2006
(in millions, except per share data)

	Historical		Pro Forma
	ARRIS	C-COR	Adjustments		Combined

Net sales	$891.6	$236.8	$—		$1,128.4
Cost of sales	639.5	134.7	—		774.2

Gross margin	252.1	102.1	—		354.2
Gross margin%	28.3%	43.1%			31.4%
Operating expenses:
Selling, general and administrative expenses	87.2	61.4	1.0	(m)	149.6
Research and development expenses	66.0	33.1	1.0	(m)	100.1
Restructuring and impairment charges	2.2	7.1	—		9.3
Gain on sale of product lines	—	(1.7)	—		(1.7)
Amortization of intangibles	0.6	3.4	55.6	(k),(l)	59.6

Total operating expenses	156.0	103.3	57.6		316.9
Operating income (loss)	96.1	(1.2)	(57.6)		37.3
Other expense (income):
Interest expense	1.0	1.4	5.1	(n)	7.5
Interest and investment income	(11.2)	(2.9)	11.2	(o)	(2.9)
Loss (gain) on foreign currency	(1.4)	(0.6)	—		(2.0)
Gain on sale of bankruptcy trade claims	—	(9.7)	—		(9.7)
Other expense (income), net	0.3	(2.9)	—		(2.6)

Income from continuing operations before income taxes	107.4	13.5	(73.9)		47.0
Income tax expense (benefit)	(34.8)	3.3	(26.6	)(p),(q)	(58.1)

Net income from continuing operations	$142.2	$10.2	$(47.3)		$105.1

Income from continuing operations per common share:
Basic	$1.33				$0.79

Diluted	$1.30				$0.77

Weighted average common shares:
Basic	107.3				132.3

Diluted	109.5				138.8

The following pro forma adjustments have been made in the Unaudited Pro Forma Combined Balance Sheet presented above (in millions):

(a)	Adjustment to record ARRIS’ purchase of approximately 49.8 million shares of C-COR common stock
	Cash paid for shares	$365.7
	Acquisition-related transaction costs and change of control expenses to be paid upon closing of transaction	30.0

1	Total cash outflow	395.7
2	Fair value of assumed stock options	22.7
3	Equity issued for shares	280.4

	Preliminary purchase price	$698.8

	Allocation of preliminary purchase price:
	Net tangible assets acquired and liabilities assumed	$146.4
4	Identifiable intangible assets	309.0
	In-process research and development	10.0
	Current deferred tax assets	18.4
	Noncurrent deferred tax assets	33.4
	Current deferred tax liabilities	0.2
	Noncurrent deferred tax liabilities	(97.2)
5	Goodwill	278.6

		$698.8

(b)	To adjust work-in-process and finished goods inventories to their fair values	$3.0
(c)	To eliminate C-COR’s deferred costs associated with deferred revenue:
	Short-term	$(9.1)
	Long-term	$(0.3)
(d)	To record the difference between the fair value and historical carrying value of C-COR’s property and equipment	$6.0
(e)	To eliminate C-COR’s historical goodwill	$(128.6)
(f)	To eliminate C-COR’s historical intangible assets	$(1.2)
(g)	To recognize deferred tax assets and liabilities for the tax consequences of deductible and taxable temporary differences between the assigned values and the tax basis of identifiable assets and liabilities, which includes recognizing certain C-COR deferred tax assets previously subject to a valuation allowance:
	Current deferred tax assets	$18.4
	Noncurrent deferred income tax assets	$33.4
	Current deferred income tax liabilities	$(0.2)
	Noncurrent deferred income tax liabilities	$97.2
(h)	To record the difference between the fair value, representing the legal performance obligations under C-COR’s existing contracts, and historical carrying value of C-COR’s deferred revenue:
	Short-term	$(22.8)
	Long-term	$(1.5)
(i)	To expense in-process research and development	$(10.0)
(j)	To eliminate C-COR’s historical stockholders’ equity	$(252.3)

The following pro forma adjustments have been made in the Unaudited Pro Forma Combined Statements of Operations presented above (in millions):

		Twelve months	Nine months
		ended	ended
		12/31/2006	9/30/2007

(k)	Adjustment to eliminate the historical amortization related to C-COR’s intangibles	$(3.4)	$(2.2)
(l)	Amortization expense of purchased intangible assets	$59.0	$44.3
(m)	To record additional depreciation expense on property and equipment as a result of the adjustment to fair value:
	SG&A	$1.0	$0.8
	R&D	$1.0	$0.8
(n)	ARRIS issued convertible debt in November 2006 for working capital and acquisition purposes. For purposes of the pro forma combined financial statement for the year ended December 31, 2006, it is assumed that ARRIS had issued its convertible debt on January 1, 2006. Accordingly, pro forma interest expense was calculated based on a 2% coupon rate assuming that the ARRIS convertible debt was outstanding for each of the periods presented.	$5.1	$—
(o)	To reduce interest income to reflect cash used for funding the merger (interest earned at an average rate of 4.5%)	$11.2	$13.4
(p)	To adjust the tax provision to reflect the effect of the pro forma adjustments at the statutory tax rate of 38.5%	$(28.5)	$(22.0)
(q)	To reflect an income tax provision for C-COR at the statutory tax rate for historical pretax earnings	$1.9	$7.4

Reclassifications

The following reclassifications have been made in the presentation of the historical financial statements to conform to the current presentation:

•	ARRIS’ deferred revenue of $6.3 million was reclassified from other accrued liabilities to deferred revenue.

•	ARRIS’ prepaid assets of $3.6 million was reclassified from prepaid assets to other current assets.

•	Both ARRIS’ and C-COR’s stockholders’ equity individual accounts are included in total stockholders’ equity.

•	Certain subtotals may differ from subtotals in the financial statements previously filed as a result of rounding.

Preliminary Purchase Price Allocation

The total preliminary purchase price of the transaction and allocation of the preliminary purchase price as of September 30, 2007 is as follows (in millions):

Total purchase consideration — cash and equity	$646.1
Fair value of assumed stock options	22.7
Acquisition-related transaction costs and change of control expenses	30.0

Total preliminary purchase price	$698.8

Net tangible assets	$146.4
Identifiable intangible assets:
Existing technology	60.0
Order backlog	6.0
Customer relationships	240.0
Non-compete agreements	3.0
In-process research & development	10.0
Current deferred tax assets	18.4
Noncurrent deferred tax assets	33.4
Current deferred tax liabilities	0.2
Noncurrent deferred tax liabilities	(97.2)
Goodwill	278.6

Total preliminary purchase price	$698.8

  Fair Value of Assumed Stock Options

The fair value of the assumed options was determined using a Black-Scholes Merton model. The use of this model and the method of determining the variables were consistent with ARRIS’ valuation of stock options in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment. For purposes of the preliminary purchase price calculation, the assumed ARRIS stock price was based on the average closing price of the stock over a five-day period beginning two business days prior to the measurement date and ending two business days after the measurement date. The measurement date was November 5, 2007, which was the first date on which the number of options became fixed without subsequent revision.

The number of options issued was calculated in accordance with the exchange ratio formula per the merger agreement, and determination of the measurement date in accordance with Emerging Issues Task Force Issue No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination.

  Fair Value of Assets and Liabilities

Under the purchase method of accounting, the purchase price as shown in the table above is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. The purchase price was allocated using the information currently available, and ARRIS may adjust the preliminary purchase price allocation after obtaining more information regarding, among other things, asset valuations, liabilities assumed, and revisions of preliminary estimates. The purchase price allocation will be finalized in fiscal 2008. The excess of the total purchase price over the net of the amounts assigned to tangible and identifiable intangible assets acquired and liabilities assumed is recognized as goodwill.

The unaudited pro forma combined financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purpose of developing such pro forma information. ARRIS expects that the existing technology will have an amortization period ranging from one to eight years. At this time, the work needed to provide the basis for estimating these fair values and amortization periods has not been completed. Below is a table which details the preliminary fair market value and useful life of each intangible asset:

  Intangible Assets

	Preliminary Fair	Preliminary
	Market Value	Estimated
	(in millions)	Useful Life

Existing technology	$60.0	3 years
Customer relationships	240.0	8 years
Non-compete agreements	3.0	1 year
Order backlog	6.0	1 year

Total	$309.0

  Existing Technology

Approximately $60.0 million, or 19% of the identified intangible assets, has been preliminarily allocated to existing technology with an estimated useful life of 3 years. Approximately 78% of C-COR’s sales in its fiscal 2007 related to Access & Transport products and services, with the other 22% relating to the OSS and On-Demand businesses. Conversely, approximately 45% and 55% of research and development expense related to the Access & Transport, OSS and On-Demand business, respectively. ARRIS believes that it will be able to leverage the technologies in product solutions that encompass all of C-COR’s products and ARRIS’ products. As a result, relatively less value has been placed on the existing technologies of C-COR’s standalone products and more on the combined solutions which is included in goodwill.

  Customer Relationships

Approximately $240.0 million, or 78% of the identified intangible assets, has been preliminarily allocated to customer relationships with an estimated useful life of 8 years. Key factors leading to the allocation include:

•	The cable industry in general is dominated by several large MSOs, resulting in customer concentration. In particular, C-COR had a significant portion of its sales to Time Warner (approximately 31% in C-COR’s fiscal year 2007). C-COR’s position with Time Warner is complementary to ARRIS, creating synergistic value.

•	The Access & Transport products are fairly sensitive to existing footprints, or installed base. As MSOs upgrade their networks, for example to 1 GHZ, the incumbent vendors have a significant advantage. As a result, the existing relationships have a proportionately higher value and larger useful life.

  In-Process Research & Development

ARRIS estimates that $10.0 million of the purchase price represents in-process research and development (“in-process R&D”) primarily related to research and development projects of C-COR which had not yet reached technological feasibility, and if unsuccessful, have no alternative future use.

The project activities that fell within the in-process R&D valuation include: Headend Optics, Outside Plant, Operational Support Systems, On Demand, and eQAM.

Headend Optics:  Activities in this area are primarily focused around two areas. The first is the continued extension of optical technology (e.g. Course Wave Division Multiplexing (CWDM)), and the second area is support of natural extensions of existing platform system requirements.

Outside Plant:  Activities in this area are primarily focused around two areas. The first is the outside plant component of optical technology (e.g. CWDM). This outside plant component (optical node) converts voice, video and data applications from an optical format (fiber optic) to an electrical format (coaxial cable) for delivery to the application subscriber and in turn takes returning subscriber data from an electrical format to an optical format. The second area is the development of radio frequency (RF) amplifiers that maintain the amplitude and integrity of the voice, video and data signals in domestic and international communication networks.

Operational Support Systems (OSS):  Activities in this area are primarily focused around two areas; Service Assurance and Work Assurance. The Service Assurance platforms assist the Multiple System Operators (MSO) in the monitoring of voice, video and data services and the prioritization of activities to maintain and restore those services. The Work Assurance platform assists the MSO in providing optimal workflow for their technical field personnel, i.e. installers, service technicians, maintenance technicians, etc.

On Demand:  Activities in this area are primarily focused around two areas. The first is a system for the management and provision of real-time, on-demand, video systems. The second area is focused on systems that manage and insert advertisements into video programming on a real-time basis.

eQAM (quadrature amplitude modulated): Activities in this area are primarily focused around development of system components necessary for the translation of digitally formatted (gigabit ethernet) information into RF formatted (QAM — quadrature amplitude modulated) information closer to the edge of the cable distribution networks which is then a compatible format for consumer premise devices.

ARRIS’ methodology for allocating the purchase price for acquisitions to in-process R&D is determined through established valuation techniques in the high-technology communications equipment industry. Due to its non-recurring nature, the in-process R&D expense has been excluded from the Unaudited Pro Forma Combined Statements of Operations, but it is included as a reduction to shareholders’ equity in the Unaudited Pro Forma Combined Balance Sheet.

  Goodwill

Goodwill of $278.6 million represents the excess of the total purchase price over the net of the amounts assigned to tangible and identifiable intangible assets acquired and liabilities assumed from C-COR. As described above, ARRIS believes it will be able to create significant value from combining the organizations, technologies, and products that create the ability to provide bundled solution sales. As a result, approximately 40% of the purchase price has preliminarily been assigned to goodwill. ARRIS performs a goodwill impairment test on an annual basis and between annual tests in certain circumstances.

Pro Forma Combined Net Income per Share

Diluted shares outstanding include the dilutive effect of in-the-money options which is calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that ARRIS has not yet recognized, and the amount of tax benefits that would be recorded in additional paid-in capital when the award becomes deductible are assumed to be used to repurchase shares. Based upon the assumption that C-COR stock options would have been converted into ARRIS stock options as of January 1, 2006, the pro forma diluted shares outstanding increased by approximately 1.4 million and 1.9 million for the year ended December 31, 2006 and the nine months ended September 30, 2007, respectively.

Certain Impact on Future Financial Results

The pro forma combined balance sheet is as of September 30, 2007. The impact of adjusting certain assets and liabilities to fair market value will have an impact on the results of operations in future periods. A similar impact does not exist in the pro forma combined statement of operations since the assumed opening balance sheet is recorded at historical cost, not fair market value. Specifically, the change in fair market value of the following items is expected to impact the results of operations following the close of the transaction:

	At September 30, 2007
	C-COR	C-COR		Impact on Future Results
	Historic	Fair Market			Gross	Operating
	Value	Value	Change	Sales	Margin	Income

Deferred revenue	$31.5	$7.2	$(24.3)	$(24.3)	$(24.3)	$(24.3)
Deferred cost	9.4	—	(9.4)	—	9.4	9.4
Inventory and cost of goods sold	23.8	26.8	3.0	—	(3.0)	(3.0)
Property, plant and equipment and depreciation	19.6	25.6	6.0	—	—	(6.0)